Exhibit 16.1

D. Brooks and Associates CPA’s, P.A.

Certified Public Accountants - Valuation Analyst - Advisors

May 7, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated May 7, 2018, of Findex.com, Inc. to be filed with Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

D. Brooks and Associates CPA’s, P.A.

West Palm Beach, FL

D. Brooks and Associates CPA’s, P.A. 4440 PGA Boulevard Suite 104, Palm Beach Gardens, FL 33410 – (561) 429-6225